UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2011

Motorola Mobility Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-34805		27-2780868
(Commission File Number)		(IRS Employer Identification No.)

600 North US Highway 45 Libertyville, IL		60048
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 523-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 13, 2011, Motorola Mobility Holdings, Inc. (the “Company”) issued a press release announcing the appointment of Jeanne P. Jackson to the Company’s Board of Directors (the “Board”). The effective date of her appointment to the Board is January 8, 2011. Ms. Jackson was also appointed a member of the Audit Committee of the Board effective January 8, 2011.

Ms. Jackson will receive the standard compensation arrangements received by the Company’s non-employee directors. She will receive an annual retainer of $75,000 and as a member of the Company’s Audit Committee, an additional annual retainer of $12,500. Annually she will receive an equity award with an aggregate fair market value on the date of grant of $150,000: 50% of which will be in options exercisable for shares of the Company’s common stock (“stock options”) and 50% will be in restricted stock units (“RSUs”). The number of RSUs will be determined by dividing $75,000 by the closing price of the Company’s common stock on the date of grant. The number of shares of the Company’s common stock to be acquired pursuant to the stock option with a value of $75,000 will be determined based upon the Company’s standard method of valuing stock options for financial accounting purposes. These stock options and RSUs, subject to their terms, will fully vest on the first anniversary of the date of grant. The stock options will be granted with an exercise price equal to the closing price of a share of the Company’s common stock on the date of grant and will expire on the tenth anniversary of the date of grant.

In connection with her appointment to the Board, Ms. Jackson will be granted an equity award under the Company’s 2011 Incentive Compensation Plan, with an aggregate market value prorated based on the number of months she will serve as a director of the Company until the Company’s annual meeting of stockholders in 2011 ($12,500 per month), divided by the closing price of a share of the Company’s common stock on the date of grant. The prorated equity award will in the form of 50% stock options and 50% RSUs. The number of stock options and RSUs will be determined in the same manner as the annual equity award described above. These pro-rata stock options and RSUs, subject to the terms of the awards, will fully vest on the last trading day prior to the date of the Company’s 2011 annual meeting of stockholders. The stock options will be granted with an exercise price equal to the closing price of a share of the Company’s common stock on the date of grant and will expire on the tenth anniversary of the date of grant.

The press release announcing Ms. Jackson’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On January 4, 2011, the Company and the Company’s wholly-owned direct subsidiary, Motorola Mobility, Inc., as borrower (the “Borrower”), entered into a $500 million unsecured three-year credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as lead arrangers and bookrunners, HSBC Bank USA, National Association, as syndication agent, and a syndicate of lenders. The Credit Agreement provides for a revolving credit facility and a letter of credit facility, is guaranteed by the Company and certain of the Company’s subsidiaries, and contains certain restrictive covenants. The Borrower may use any borrowings under the Credit Agreement for general corporate purposes. No obligations are outstanding under the Credit Agreement on the date hereof.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 13, 2011 announcing the appointment of Jeanne P. Jackson to the Board of Directors of Motorola Mobility Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA MOBILITY HOLDINGS, INC.
(Registrant)

	By:	/s/ Carol H. Forsyte
Name: Carol H. Forsyte
Title: Corporate Vice President and Secretary
Dated: January 13, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 13, 2011 announcing the appointment of Jeanne P. Jackson to the Board of Directors of Motorola Mobility Holdings, Inc.